Exhibit 99.1

         Kopin Reports Second Quarter 2006 Financial Results;
        Demand for Company's Transistor Products Drives III-V
                    Business Up 34% Year-over-Year

    TAUNTON, Mass.--(BUSINESS WIRE)--Aug. 8, 2006--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the second quarter ended July 1, 2006.

    -- Revenue was $18.9 million, in line with the Company's guidance of $18.5 million to $20.5 million. Kopin reported revenue of $21.0 million in the second quarter of 2005 and $18.7 million in the first quarter of 2006.

    -- Net income was $1.9 million, or $0.03 per diluted share, compared with net income of $1.9 million, or $0.03 per diluted share, for the second quarter of 2005 and net income of $78,000, or $0.00 per diluted share, for the first quarter of 2006. During the second quarter of 2006, the Company sold 200,000 of its shares in Micrel Semiconductor, Inc. and recorded a gain of approximately $1.2 million. Financial results for the second quarter of 2006 include a charge of $381,000, or $0.01 per diluted share, in stock-based compensation expense, reflecting the Company's adoption, effective January 1, 2006, of Statement of Financial Accounting Standards ("SFAS") No. 123R Share-Based Payments.

    -- III-V revenue was $12.1 million, compared with $9.0 million in the second quarter of 2005 and $12.8 million in the first quarter of 2006. Included in the first quarter of 2006 was $850,000 of revenue related to research and development and training services performed and completed by the Company for its KoBrite joint venture.

    -- CyberDisplay(TM) revenue was $6.8 million versus $12.0 million in the year-ago period and $5.9 million in the first quarter of 2006.

    --  Cash and marketable securities as of July 1, 2006 totaled
        $111.8 million, and the Company continues to have no long-term debt.

    -- During the second quarter of 2006, Kopin repurchased 480,000 shares under its stock buyback program.

    "As demonstrated by the 34% year-over-year growth in III-V revenue, our HBT products enjoyed a strong second quarter," said President and Chief Executive Officer Dr. John C.C. Fan. "This performance is attributable to an increase in wireless handset sales and, more importantly, a higher percentage of HBT content per handset to accommodate the increased functionality of new models. In our CyberDisplay business, during the quarter we continued our transition to new displays and systems for higher-margin applications. Interest in video eyewear continues to build, and our military displays continue to be on schedule for volume shipments during the second half of the year."

    III-V Business

    "With a global handset market projected to produce over 950 million units(1) in 2006, Kopin has begun a major capacity expansion to accommodate increased demand for our HBT transistors," Dr. Fan said. "Our capacity expansion is taking a two-pronged approach: the installation of additional III-V equipment in our domestic facilities and the qualification of our Taiwanese HBT OEM partner, KTC. We anticipate getting initial production from both locations by year end as we work toward our goal of a 50% capacity increase in the next 12 months."

    Display Business

    "We are executing on our long-term strategy to expand the CyberDisplay's application base in consumer, industrial and military electronics. Kopin's displays are an integral component of next-generation thermal weapon sights developed by our partners as part of a multi-year U.S. military contract," Dr. Fan continued. "On the consumer side, we continue to work to penetrate the digital camera market. We also continue to invest in technology to transition into higher resolution color displays that we believe are needed for our targeted video eyewear market. In the second half of 2006, we also expect to see increased activity for our displays from makers of digital still cameras."

    Six-Month Results

    For the six months ended July 1, 2006, total revenue was $37.6 million, compared with $39.9 million for the same period last year. Revenue from III-V products was $24.9 million for the first six months of 2006, up from $18.4 million for the first six months of 2005. CyberDisplay revenues were $12.7 million versus $21.5 million in the first half of 2005. Net income for the most recent six-month period was $1.9 million, or $0.03 per diluted share, compared with net income of $3.0 million, or $0.04 per diluted share, for the first six months of 2005.
    Included in the $1.9 million year-to-date earnings is a $1.2 million gain on the sale on 200,000 shares of the Company's investment in Micrel Semiconductor. This gain was partially offset by stock-based compensation expense of $816,000, or $0.01 per diluted share, reflecting the adoption of SFAS 123R.

    Business Outlook

    "Based on the current business environment and the outlook for our two businesses, we expect third-quarter revenue to be in the range of $19.0 million to $20.5 million," Dr. Fan said. "We anticipate continued strength in our III-V business, driven by demand for advanced wireless handsets equipped with our transistors, including our newest transistor solution, the GAIN-HBT. On the display side, we expect continued progress in our military displays products as well as increasing activity in the consumer segment of the market."

    Second-Quarter Conference Call

    Kopin will provide a live audio webcast of its second-quarter conference call for investors at 5:00 p.m. ET today, August 8, 2006. Investors who want to hear the call should log on to the Investor Relations section of Kopin's website, www.kopin.com, at least 15 minutes prior to the event's broadcast. An archived version of the call will be available on Kopin's website.
    Kopin's second-quarter conference call also can be heard live by dialing (800) 817-4887 or (913) 981-4913 five minutes prior to the call. A replay of the call will be available from 8:00 p.m. ET, August 8 through midnight Monday, August 14th. To access the replay, dial
(888) 203-1112 or (719) 457-0820 and refer to confirmation code
5874840.

    About Kopin

    Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin already has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and HBT technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

    (1) SonyEricsson estimates

    Safe Harbor Statement

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: the expectation that military displays are on schedule for volume shipments during the second half of 2006; the forecast for the global handset market; the Company's goal of increasing HBT capacity by 50% in the next 12 months; expectations for Kopin's displays in the consumer and military end markets; the expectation that revenue will be in the range of $19.0 million to $20.5 million in the third-quarter of 2006; the expectation for continued progress in developing military displays and for additional activity in the consumer display segment; and the outlook for continued strength in the Company's III-V business, driven by demand for GAIN-HBT transistors. These statements involve a number of risks and uncertainties that could materially affect future results. These risk factors include, but are not limited to: technical, manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company's microdisplay and HBT products will increase significantly, or that yields will decline; the potential that military programs involving Kopin's products will be delayed or cancelled; the potential that the Company's military and commercial customers might be unable to ramp production volumes of their products; market acceptance of video eyewear products; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

    CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

    Kopin - The NanoSemiconductor Company(TM)


                           Kopin Corporation
            Condensed Consolidated Statements of Operations
                              (Unaudited)

                      Three Months Ended          Six Months Ended
                    --------------------------------------------------
                       July 1,     June 25,      July 1,     June 25,
                        2006        2005          2006        2005
                     ----------- -----------   ----------- -----------
Revenues:
     Product
      revenues      $18,117,679 $20,481,962   $35,063,614 $37,747,260
     Research and
      development
      revenues          808,759     555,616     2,552,686   2,194,250
                     ----------- -----------   ----------- -----------
                     18,926,438  21,037,578    37,616,300  39,941,510
Expenses:
     Cost of product
      revenues       12,792,330  13,191,709    25,708,639  24,095,379
     Research and
      development     2,541,393   2,705,638     5,438,852   6,104,969
     Selling,
      general and
      administrative  3,940,144   3,907,982     7,507,578   7,171,572
     Asset
      impairment              -           -             -     517,902
                     ----------- -----------   ----------- -----------
                     19,273,867  19,805,329    38,655,069  37,889,822
                     ----------- -----------   ----------- -----------

(Loss) income from
 operations            (347,429)  1,232,249    (1,038,769)  2,051,688
Other income and
 (expense):
     Interest and
      other income    2,429,725     834,077     3,608,754   1,606,013
     Interest and
      other expense    (167,137)     (2,973)     (515,833)   (197,463)
                     ----------- -----------   ----------- -----------
                      2,262,588     831,104     3,092,921   1,408,550
                     ----------- -----------   ----------- -----------

Income before
 minority interest,
 income taxes and     1,915,159   2,063,353     2,054,152   3,460,238
equity losses in
 unconsolidated
 affiliates

Minority interest in
 (loss) income of
 subsidiary              80,852    (114,058)      249,662    (158,006)
                     ----------- -----------   ----------- -----------

Income before income
 taxes and equity
 losses in            1,996,011   1,949,295     2,303,814   3,302,232
unconsolidated
 affiliates

(Provision) benefit
 for income taxes       (14,068)    (75,988)       27,932    (108,227)
                     ----------- -----------   ----------- -----------

Income before equity
 losses in
 unconsolidated
 affiliates           1,981,943   1,873,307     2,331,746   3,194,005

Equity losses in
 unconsolidated
 affiliates            (106,380)          -      (378,103)   (149,508)
                     ----------- -----------   ----------- -----------

Net income          $ 1,875,563 $ 1,873,307   $ 1,953,643 $ 3,044,497
                     =========== ===========   =========== ===========

Net income per
 share:
     Basic          $      0.03 $      0.03   $      0.03 $      0.04
                     =========== ===========   =========== ===========
     Diluted        $      0.03 $      0.03   $      0.03 $      0.04
                     =========== ===========   =========== ===========

Weighted average number of
 common shares outstanding:
     Basic           68,268,009  69,520,488    68,525,537  69,779,619
                     =========== ===========   =========== ===========
     Diluted         68,565,497  69,722,261    68,865,300  69,983,427
                     =========== ===========   =========== ===========




                           Kopin Corporation
                 Condensed Consolidated Balance Sheets
                              (Unaudited)

                                             July 1,     December 31,
                                              2006           2005
                                          -------------  -------------
ASSETS
Current assets:
    Cash and marketable securities       $ 111,766,698  $ 119,756,865
    Accounts receivable, net                15,186,955     13,014,815
    Inventory                                8,010,543      9,256,739
    Prepaid and other current assets         1,706,683      1,900,479
                                          -------------  -------------

Total current assets                       136,670,879    143,928,898

Equipment and improvements, net             14,774,009     11,250,453
Other assets                                10,760,578     11,152,666
                                          -------------  -------------

Total assets                             $ 162,205,466  $ 166,332,017
                                          =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                     $   7,200,002  $   8,334,282
    Accrued expenses                         4,305,004      5,378,640
    Billings in excess of revenue earned     1,063,092      1,080,810
                                          -------------  -------------

Total current liabilities                   12,568,098     14,793,732

Lease commitments                              756,099        740,000
Minority interest                            4,346,700      4,337,925
Stockholders' equity                       144,534,569    146,460,360
                                          -------------  -------------

Total liabilities and stockholders'
 equity                                  $ 162,205,466  $ 166,332,017
                                          =============  =============

    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             Chief Financial Officer
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Scott Solomon, 617-542-5300
             Vice President
             ssolomon@investorrelations.com